Exhibit 99.1
FOR IMMEDIATE RELEASE
Editorial Contact: Jack Sexton
Ultra Clean Technology
Email: jsexton@uct.com
(650) 617-4121
ULTRA CLEAN AND CERTAIN STOCKHOLDERS LAUNCH OFFERING OF
5.75 MILLION SHARES OF COMMON STOCK
Menlo Park, CA, February 28, 2006 — Ultra Clean Holdings, Inc. (Nasdaq: UCTT), the parent company of Ultra Clean Technology Systems and Service, Inc., announced today that it plans to offer 2,000,000 shares of its common stock and that certain of its stockholders plan to sell 3,750,000 shares of common stock in an underwritten public offering. Ultra Clean and the selling stockholders also plan to grant the underwriters a 30 day option to purchase up to an aggregate of 862,500 additional shares of common stock, solely to cover overallotments, if any.
Ultra Clean intends to use the net proceeds to it from the offering for working capital and other general corporate purposes, including potential acquisitions of companies or technologies that complement its business.
J.P. Morgan Securities Inc. is the sole bookrunner of this offering, Piper Jaffray & Co. is acting as co-lead manager and Needham & Company, LLC is acting as co-manager.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus. Copies of the prospectus can be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081, telephone (212) 552-5164.
About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry.
Safe Harbor Statement
The foregoing information contains, or may be deemed to contain, “forward- looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as “anticipates,” “believes,” “plan,” “expect,” “future,”’ “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.